Exhibit 10.1

Northrop Grumman Corporation 1840 Century Park East Los Angeles, CA 90067-2199 Telephone 310-201-3000
September 21, 2010
Dear Wes,
This letter serves to confirm the terms of your relocation to Virginia as approved by the Board of Directors. You will receive the following benefits in accordance with the company’s relocation policy and as approved by the Board of Directors:
1.	Company purchase of your current residence under the Buy-Out provision of the relocation policy. This purchase by the company may occur at any time between the current date and the date of your move.

2.	Reimbursement of loss on sale of your current residence, up to a limit of $250,000. The amount of the loss on sale will be grossed up.

3.	Reimbursement for duplicate housing costs, for a period of up to 60 calendar days. If you reside in a company-owned residence for any period longer than 60 days, you will pay the company the full fair market rent value of the housing for that additional period.

4.	Movement of household goods and up to two vehicles.
In accordance with your request, you will not receive any of the other reimbursements that would normally be provided under the Company’s relocation policy.
Once you have acquired a residence in Virginia, the company will provide or reimburse you for enhancements to the residence deemed necessary by the company for your security under the Company’s Security Program.
Sincerely,
/s/ LEW COLEMAN
Lew Coleman
Chairman of the Board
Accepted:
/s/ WES BUSH
Wes Bush
Chief Executive Officer and President